SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): October 1, 1998

                        FIRST SIERRA FINANCIAL, INC.
        (Exact name of Registrant as specified in its charter)

            Delaware               0-22525              76-0438432
        (State or Other        (Commission File        (IRS Employer
           Jurisdiction of              number)         Identification No.)
              Incorporation)

        Chase Tower, Suite 7050, 600 Travis Street, Houston,Texas   77002
        (Address of Principal Executive Offices)                  (Zip Code)

        Registrant's telephone number, including area code:  (713) 221-8822

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ITEM 9   SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

On October 1, 1998, the Company acquired all of the outstanding shares of capital stock of Titan Finance Limited, a company incorporated in England and Wales, in exchange for $2,250,000 cash and convertible, subordinated promissory notes (the "Notes" ) in the aggregate principal amount of $2,250,000. The Notes bear interest at a rate of 6% per annum, payable semi-annually, with the outstanding principal amount due on October 1, 2003. The Company may prepay the Notes, in whole or in part, at any time without penalty. The Notes will automatically convert into shares of common stock, par value $.01 per share, of the Company (the "Common Stock" ) when the average trading price of the Common Stock for the twenty trading days preceding conversion equals or exceeds $20. Upon conversion, the Company will issue one share of Common Stock for each $20 of outstanding principal amount of the Notes.

The offering and issuance of the Notes was effected pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. The stock purchase agreement entered into among the parties to the transaction was executed and the closing of the transaction occurred in England. The former shareholders of Titan Finance Limited are restricted from transferring the Notes or the shares issuable on conversion thereof into the U.S. for one year and the Notes bear a legend to that effect.


                               SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of October, 1998.

FIRST SIERRA FINANCIAL, INC.

By: /s/ Sandy B. Ho
    ------------------------
    Name:  Sandy B. Ho
    Executive Vice President and
     Chief Financial Officer


                                INDEX TO EXHIBITS

10.1 Stock Purchase Agreement, dated as of October 1, 1998, by and among First Sierra Financial, Inc., David Robert Jackson and Paul David Connell


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